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                         FORM OF SUB-ADVISORY CONTRACT

                             WELLS FARGO BANK, N.A.
                               525 Market Street
                            San Francisco, CA  94163


                                January 1, 1996

Barclays Global Fund Advisors
45 Fremont Street, 17th Floor
San Francisco, California  94105

Dear Sirs:

       This will confirm the agreement by and among Wells Fargo Bank, N.A. (the "Adviser"), Life & Annuity Trust (the "Trust") on behalf of the Asset Allocation Fund (the "Fund"), and Barclays Global Fund Advisors (the "Sub-Adviser") as follows:

       1. The Trust is a registered open-end management investment company currently consisting of four investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust's currently effective Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Sub-Adviser. Any amendments to the Registration Statement shall be furnished to the Sub-Adviser promptly.

       2. The Trust has engaged the Adviser to manage the investing and reinvesting of the assets of the Fund and to provide the advisory services specified in the Advisory Contract between the Trust and the Adviser, dated March 31, 1994, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to an administration agreement between the Trust, on behalf of the Fund, and an administrator (the "Administrator"), the Trust has engaged the Administrator to provide the administrative services specified therein.

       3. (a) The Adviser hereby employs the Sub-Adviser to perform for the Fund certain advisory services and the Sub-Adviser hereby accepts such employment. The Adviser shall retain the authority to establish and modify from time to time the investment strategies and approaches to be followed by the Sub-Adviser, subject, in all respects, to the supervision and direction of the Trust's Board of Trustees and subject to compliance with the investment objectives, policies and restrictions set forth in the Registration Statement.

          (b) Subject to the overall supervision and control of the Adviser and the Trust, the Sub-Adviser shall be responsible for investing and reinvesting the Fund's assets

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consistent with the investment strategies and approaches referenced in subparagraph (a), above. In this regard, the Sub-Adviser shall be responsible for implementing and monitoring the performance of the investment model employed with respect to the Fund, in accordance with the investment objective, policies and restrictions set forth in the Registration Statement, the Act and the provisions of the Internal Revenue Code of 1986 relating to investment companies and shall furnish to the Adviser periodic reports on the investment activity and performance of the Fund. The Sub-Adviser shall also furnish such additional reports and information as the Adviser and the Trust's Board of Trustees and officers shall reasonably request.

          (c) The Sub-Adviser shall, at its expense, employ or associate with itself such persons as the Sub-Adviser believes appropriate to assist it in performing its obligations under this contract.

       4. The Adviser shall be responsible for fees paid to the Sub-Adviser for its services hereunder. The Sub-Adviser agrees that it shall have no claim against the Trust or the Fund respecting compensation under this contract. In consideration of the services to be rendered by the Sub-Adviser under this contract, the Adviser shall pay the Sub-Adviser a fee on the first business day of each calendar month, at the annual rate of 0.15% of the average daily value (as determined on each day that such value is determined for the Fund at the time set forth in the Registration Statement for determining net asset value per share) of the first $900 million of the Fund's net assets for the preceding month and 0.10% of net assets over $900 million. If the fee payable to the Sub-Adviser pursuant to this Paragraph 4 begins to accrue on a day after the first day of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of the month, or from the beginning of that month to the termination date, shall be prorated according to the proportion that such period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Declaration of Trust for the computation of the value of a Fund's net assets in connection with the determination of the net asset value of Fund shares.

       5. The Sub-Adviser shall give the Trust the benefit of the Sub-Adviser's best judgment and efforts in rendering services under this contract. As consideration and an inducement to the Sub-Adviser's undertaking to render these services, the Trust and the Adviser agree that the Sub-Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Trust or its holders of interests of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

       6. This contract shall become effective as of its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in

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the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose of continuing this Sub-Advisory Contract, of a majority of the Trust's Trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Sub-Adviser, or by the Sub-Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

       7. Except to the extent necessary to perform the Sub-Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

       8. The Trust shall own and control all records generated on behalf of the Trust as a result of services provided under this contract. In addition, the Trust shall have the right to inspect, audit, and/or copy all records pertaining to the performance of services under this contract.

       9. This contract shall be governed by and construed in accordance with the laws of the State of California.

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       If the foregoing correctly sets forth the agreement by and among the
Adviser, the Trust and the Sub-Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                             Very truly yours,

                             WELLS FARGO BANK, N.A.

                             By: _________________________________________
                             Name: _______________________________________
                             Title: ______________________________________

                             By: _________________________________________
                             Name: _______________________________________
                             Title: ______________________________________


AGREED to as of the date set forth above, and as amended on October 30, 1997, January 29, 1998 and April 30, 1998:

BARCLAYS GLOBAL FUND ADVISORS

By: _________________________________________
Name: _______________________________________
Title: ______________________________________

ACCEPTED as of the date set forth above, and as amended on October 30, 1997, January 29, 1998 and April 30, 1998:

LIFE & ANNUITY TRUST
on behalf of the Asset Allocation Fund

By: _________________________________________
    Richard H. Blank, Jr.
    Chief Operating Officer

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